EXHIBIT99.1
FOR IMMEDIATE RELEASE:

Blonder Tongue Buys R.L. Drake

OLD BRIDGE, New Jersey—February 2, 2012—Blonder Tongue Laboratories, Inc. (NYSE Amex:BDR) announced today that it has completed the acquisition of the business of R.L. Drake, LLC.  Both companies are market leaders in the supply of CATV and Satellite signal processing and distribution equipment.  The acquisition was for the purchase of substantially all of the assets of R.L Drake for a purchase price of approximately $6.5 million, subject to certain adjustments based upon a post-closing audit of the balance sheet of R.L. Drake and additional contingent purchase price payments of up to $1.5 million in the aggregate that may be made over the next three years if certain financial results are realized.   R.L. Drake’s unaudited net sales for 2011 were approximately $10.0 million.

"As respected leaders in the field of Cable Television Communications, Blonder Tongue and Drake together offer customers more than 125 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products” said James A. Luksch, Chairman and Chief Executive Officer. “Continuing with our strategic plan, by maximizing synergies amongst our highly respected engineering, manufacturing and marketing teams, customers will reap multiple benefits including additional new and innovative products delivered to market faster and more affordably.”

“For many reasons a void has developed in the CATV industry leaving even the largest cable MSO's searching for companies capable of developing and delivering innovative new products. Blonder Tongue and Drake plan to fill that void by shortening the development and manufacturing cycle to deliver the most complete compliment of business and product solutions in our industry,” added Luksch. “To maximize customer support, both companies will continue to operate separate entities in two locations- Blonder Tongue in Old Bridge, New Jersey, and R.L. Drake in Franklin, Ohio, respectively.”

Blonder Tongue Laboratories, Inc. provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. With over 60 years of experience, the company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks. Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

R.L. Drake delivers innovative electronic communications solutions for cable television systems, digital television reception, video signal distribution, and digital video encoding. For over 65 years, R.L. Drake has been committed to developing quality communication products that enrich the lives of consumers. With offices in the US and Canada, (and based in Franklin, Ohio) R.L. Drake designs and manufactures world-class products sold throughout the world.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2010 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “indications”, “should”, “project”, and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.
Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000